EXHIBIT 11
                                                               ----------

                                                   NEWELL CO. AND SUBSIDIARIES
                                                     COMPUTATION OF EARNINGS
                                                    PER SHARE OF COMMON STOCK
                                              (In thousands, except per share data)

                                                                                      For the Year Ended
                                                                                           December 31,
                                                          Year-to-date             ---------------------------
                                                            June 30,
                                                              1998                   1997*                 1996*
                                                          ------------               -----                -----
     Basic Earnings per Share:
          Net income                                        $  237,640            $  293,147            $  262,713
          Weighted average shares outstanding                  162,440               162,173               161,858
              Basic Earnings per Share                      $     1.46            $     1.81            $     1.62


     Diluted Earnings per Share:
          Net income                                        $  237,640            $  293,147            $  262,713
          Minority interest in income of subsidiary              8,036                   923                     -
              trust, net of tax                             ----------            ----------            ----------
     Net income, assuming conversion of all
          applicable securities                             $  245,676            $  294,070            $  262,713


     Weighted average shares outstanding:                      162,440               162,173               161,858
     Incremental common shares applicable to
          common stock options based on the
          market price during the period                           703                   622                   423
     Average common shares issuable
          assuming conversion of the
          Company-Obligated Mandatorily
          Redeemable Convertible Preferred
          Securities of a Subsidiary Trust                       9,865                   513                     -
                                                            ----------            ----------            ----------
     Weighted average shares outstanding
          assuming full dilution                               173,008               163,308               162,281
     Diluted Earnings per Share, assuming
          conversion of all applicable securities           $     1.42            $     1.80            $     1.62



     * Restated for the merger with Calphalon Corporation, which was accounted for as a pooling of interests.





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